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                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

EQUALNET ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE MAX-TEL COMMUNICATIONS, INC., PREPAID COMPETITIVE LOCAL EXCHANGE CARRIER

HOUSTON--MAY 2, 2000 -- Equalnet Communications Corp. (OTC BB: ENET) announced today that it had entered into a definitive agreement to acquire Max-Tel Communications, Inc., a prepaid competitive local exchange carrier (CLEC), for total consideration of up to $6 million in cash and up to 12 million shares of restricted Equalnet common stock. Completion of the transaction is subject to Equalnet's satisfactory completion of its due diligence, obtaining required regulatory approvals, and Equalnet's financing of the cash component of the transaction consideration. Equalnet has received a preliminary commitment from a lender to provide the financing necessary to consummate the transaction. Equalnet anticipates that the transaction will close within 90 days.

Max-Tel's core business is providing prepaid dial tone to subscribers who typically do not meet the credit criteria imposed by the incumbent local exchange carriers. Based in Alvord, Texas, Max-Tel has approximately 18,000 subscribers and has regulatory approval to provide CLEC services in over 20 states. Max-Tel has applications pending to provide CLEC services in additional states. Max-Tel has interconnect agreements with 6 incumbent local exchange carriers. Its current annualized revenue is approximately $12 million. Max-Tel advised Equalnet that for calendar 1999 it had pre-tax income of approximately $1.4 million.

Mitchell Bodian, Equalnet's President and CEO, commented, "The prepaid CLEC market is a relatively new, under-served, and rapidly growing telecom segment without any clearly dominant competitors. We believe this presents an attractive and potentially highly profitable niche market for Equalnet. Some industry studies predict that the number of prepaid dial tone subscribers will double between this year and next. Max-Tel has had success serving this market and we expect it to provide us with a firm foundation upon which we can build a leading prepaid CLEC operation." Bodian added, "Our infrastructure and facilities should permit us to capitalize on Max-Tel's strengths and maximize the benefits of combining the operations of Max-Tel and Equalnet."

    This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934. Although Equalnet believes its expectations are based on reasonable assumptions it can give no assurance such assumptions will materialize. These statements are based on current
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expectations subject to risks and uncertainties. Actual results will vary because of factors such as customer attrition, increased competition, results of due diligence, availability of financing, litigation, and other issues discussed in the Company's Form 10-K and other filings of the Company with the S.E.C.


    Contact:  Mitchell H. Bodian, Equalnet Communications Corp. (281) 529-4602